Effective as of September 1, 2015

Dear Jay,

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby Redcoat Real Estate, LLC, a Georgia limited liability company, (“You” or “Redcoat”), agrees to provide certain services to American Residential Properties, Inc., a Maryland corporation, with offices located at 7047 East Greenway Parkway, Suite 350, Scottsdale, Arizona 85254 (“ARPI” or the “Company”).

1.SERVICES.

1.1    The Company hereby engages You, and You hereby accept such engagement, as an independent contractor to provide certain services to the Company pursuant to the terms and conditions set forth in this Agreement.
1.2    You shall provide to the Company consulting and support services to assist the Company with sales of real property owned by the Company or its affiliates and related activities reasonably requested by the Company’s Chief Executive Officer or President (the “Services”).
1.3    You shall exclusively control the manner or means by which You perform the Services, including, but not limited to, the time and place You perform the Services. Notwithstanding the foregoing, You agree that the Company will control and determine the advertising, listing and related methods of marketing its properties.
1.4    Unless otherwise set forth herein, You shall furnish, at Your own expense, the equipment, supplies, and other materials used to perform the Services.
1.5    The Company shall provide You with access to its premises and equipment to the extent necessary. To the extent You perform any Services on the Company's premises or using the Company's equipment, You shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

1.6    The Company shall work with You in determining which properties to sell, gathering the due diligence materials, providing some analytical support, coordinating property tours, and other items or actions that may be necessary to assist You in the performance of the Services.
1.7    Local Brokerage Listings. In the event the Company desires to market and sell real property directly to the retail market, or to market and sell property in such a way that requires local brokerage representation, as determined by the Company, in its sole discretion, the Company shall engage such representation directly, and the Company alone shall bear the cost of such representation in addition to the fees outlined herein. You agree to consult with local brokerage representation as needed. Notwithstanding the foregoing, to the extent that You serve as the local listing broker for the sale of any of the Company’s properties, You will receive a brokerage fee of 0.75% of the purchase price on such properties, payable upon closing of the sale and Company’s receipt of sale proceeds.
2.    PAYMENT OF FEES, EXPENSES, AND TAXES.

2.1    Monthly Fee. As base compensation for Your performance of the Services , the Company shall, on the first day of each month, pay you a fee of $5000 (the “Monthly Fee”) representing payment for services to be rendered in that month. For example, the first Monthly Fee payment of the Initial Term shall be made on September 1, 2015. The Company shall make the Monthly Fee payment by check, wire, or automated clearing house payment to the bank account You have provided to the Company.

2.2    Additional Fees. As additional compensation for the Services, for each sale of real property made under this Agreement, the Company shall pay You a transactional fee equal to one percent (1%) of the aggregate purchase price of the property sold (the “Additional Fees”). Your entitlement to Additional Fees shall be deemed earned at the time a purchase and sale agreement is fully executed for the sale of real property by the Company.

(a) Payment of the Additional Fees During the Initial Term. During the Initial Term the Company shall pay You the Additional Fees only when the aggregate Additional Fees exceed $120,000 (the “Base Additional Fee”).  You will notify the Company in writing when you have earned Additional Fees in excess of the Base Additional Fee, and the Company shall pay You the Additional Fees for each property at the time of closing of the sale of the property provided that the Company has received the proceeds from the sale. The Company shall instruct the closing agent to make the Additional Fee payments by check, wire, or by automated clearing house payment to the bank account You have provided to the Company.
(b) Payment of the Additional Fees After the Initial Term. Beginning immediately after the conclusion of the Initial Term, the Company shall pay You the Additional Fees for each relevant property at the time of closing of the sale of the property in accordance with Section 2.2(a).
2.3    Expenses. The Company shall reimburse You for all reasonable and documented travel and other costs or expenses incurred or paid by You in connection with the performance of the Services in accordance with the general reimbursement policy of the Company then in effect. Your expense reimbursement request must be approved in writing by the Chief Executive Officer or President of the Company prior to payment, provided an invoice for reimbursement has been submitted to the Company not later than two (2) months after the expense is incurred. Expense reimbursement payments shall be made to You by check within thirty (30) days of the invoice submission.
2.4     Taxes. You will receive an IRS Form 1099-MISC from the Company. You shall be solely responsible for all federal, state and local taxes for Yourself and any of Your employees or independent contractors. The Company will not withhold or pay any income taxes, payroll taxes, Social Security, or other federal, state or local taxes, and will not make any contributions to unemployment insurance, disability insurance, or worker's compensation insurance on behalf of You or Your employees and independent contractors. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.
3.    RELATIONSHIP OF THE PARTIES.
3.1    You agree that You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, or employee relationship between You and the Company for any purpose.
3.2    You agree that You are not authorized to make or execute any agreements on the Company’s behalf, and that only the Chief Executive Officer or President of the Company, or his designee, is authorized to execute any Deliverables, agreements, or other documents necessary to effectuate a transaction contemplated by this Agreement.
3.3    You acknowledge that You are not an employee of the Company and will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees.

3.4    You agree that any persons employed or engaged by You in connection with the performance of the Services shall be your employees or contractors and, unless otherwise agreed in writing, You shall be responsible for payment to them for Services. You agree to indemnify the Company from any claims for payment of wages, commissions, or fees made to the Company by, or on behalf, of any of Your employees or contractors.
4.    INTELLECTUAL PROPERTY RIGHTS.
4.1    The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all documents and data You produce in connection with the Services performed under this Agreement.
4.2    You agree that You have no right or license to use the Company's trademarks, service marks, trade names, trade names, logos, symbols or brand names without the Company’s prior written consent.
5.    CONFIDENTIALITY.
5.1    You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, trade secrets and information pertaining to the operations of the Company, its affiliates or their suppliers or customers, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the "Confidential Information"). Any Confidential Information that you develop in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this clause. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information. You further agree to ensure that, and be responsible for, any and all employees or third parties you engage to assist You in providing the Services comply with the terms of this Section 5.
For purposes of this Agreement, the term “Deliverables” means all documents created or prepared by You on the Company’s behalf for purposes of carrying out the Services.
5.2    Confidential Information shall not include information that:
(a)    is or becomes generally available to the public for any reason other than by a breach of this Agreement; or

(b)    is communicated to You by a third party that has no confidentiality obligations with respect to such information.
5.3    Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. To permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion, You agree to provide written notice of any subpoena or any such order to an authorized officer of the Company within five (5) business days of receiving such subpoena or order, but in any event sufficiently in advance of making any disclosure.

6.    REPRESENTATIONS AND WARRANTIES.
6.1    You represent and warrant to the Company that:
(c)    You have the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of your obligations in this Agreement;
(d)    Your execution of this Agreement and Your performance of the Services will not conflict with or result in a breach of any other agreement to which You are subject;
(e)    You have the required skill, experience and qualifications to perform the Services, You shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and You shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;
(f)    You shall perform the Services in compliance with all applicable federal, state and local laws and regulations;
(g)    You will use your best professional efforts to ensure that the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;
(h)    all Deliverables are and shall be your original work (except for material in the public domain or provided by the Company or its affiliates) and You will not violate or infringe upon the intellectual property rights of any person, firm, corporation or other entity with respect to the creation of the Deliverables.

6.2    The Company hereby represents and warrants to You that:
(a)    Your performance of the Services will not conflict with Your obligations under any other agreement between you and the Company, including, but not limited to, the Separation and Release of Claims Agreement entered into by You and the Company on August 19, 2015 (the “Separation Agreement”).
(b)    it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and
(c)    the execution of this Agreement by its representative whose signature is set forth at below has been duly authorized by all necessary corporate action.
7.    INDEMNIFICATION.
7.1    You shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from:
(d)    bodily injury, death of any person, or damage to real or tangible personal property that results from Your acts or omissions; and
(e)    Your breach of this Agreement or of any representation, or warranty made by You under this Agreement.
8.    INSURANCE. During the term of this Agreement, You shall maintain in force adequate workers’ compensation (to the extent required by law), commercial general liability, and errors and omissions, with insurers reasonably acceptable to the Company, with policy limits sufficient to protect and indemnify the Company and its affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, members, controlling persons, and successors and assigns, from any losses resulting from Your or Your agents, contractors, servants or employees conduct, acts, or omissions. The Company shall be listed as additional insured under such policy, and You shall forward a certificate of insurance verifying such insurance upon the Company's written request, which certificate will indicate that such insurance policies may not be canceled before the expiration of a thirty (30) day notification period and that the Company will be immediately notified in writing of any such notice of termination.
9.    TERM AND TERMINATION.

9.1     The initial term of this Agreement shall commence on September 1, 2015 and shall continue through and including February 29, 2016 (the “Initial Term”). Thereafter, this Agreement shall automatically renew for subsequent periods of the same duration as the Initial Term unless otherwise terminated in accordance with this Section.
9.2    After the Initial Term, either party may terminate this Agreement for any reason or no reason at all upon providing forty-five (45) days’ written notice to the other party.
9.3    In the event of termination pursuant to this Section, the Company shall pay You all remaining Monthly Fees and Expenses due through and including the date of such termination. In addition, pursuant to the terms set forth in Section 2.2 of this Agreement, the Company shall pay You all vested Additional Fees owing to You.
For example, if either party terminates the Agreement after the Initial Term, the Company shall pay the Monthly Fee on a pro-rated basis for each month or portion of the month prior to the termination date and must also pay all vested Additional Fees as they become payable.
9.4    Unless the parties to this Agreement are engaged in pending or threatened litigation that would create a duty for the parties to preserve documents and information, upon expiration or termination of this Agreement, upon the Company's written request, You shall promptly:
(a)    deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based upon the Confidential Information;
(b)    permanently erase all of the Confidential Information from your computer systems; and
(c)    certify in writing to the Company that you have complied with the requirements of this clause.
9.5    The terms and conditions of this clause and Sections 2, 3, 4, 5, 6, 7, 8, 10, 11, and 13 shall survive the termination of this Agreement.
10.        OTHER BUSINESS ACTIVITIES. You may be engaged or employed in any other business, trade, profession or other activity which does not place you in a conflict of interest with the Company. You acknowledge that during the Initial Term You will be subject to the restrictive covenants contained in the Separation Agreement. Renewal of this Agreement shall not extend the restrictive covenants contained in the Separation Agreement.

11.    NON-SOLICITATION OF COMPANY EMPLOYEES. You agree that during the term of this Agreement and for a period of six (6) months following the termination or expiration of this Agreement, but at a minimum, for a period of twelve (12) months from the date of this Agreement, You shall not (i) solicit or otherwise seek to persuade, directly or indirectly, any officer, employee, consultant, independent contractor, or agent of the Company to discontinue his or her relationship with the Company for any reason, or (ii) hire, on Your own behalf or on behalf of any other person, any individual who is then an officer, employee, consultant, independent contractor, or agent of the Company or who was an officer, employee, consultant, independent contractor or agent of the Company during the three (3) month period prior to the date of such hire. These restrictions apply regardless of whether such employee or contractor is a full-time or temporary employee or contractor of the Company, whether such employee or contractor serves pursuant to a written agreement, and whether such employee or contractor is providing services for a determined period or at-will.
12.    ASSIGNMENT. You will not assign any rights, or subcontract any obligations under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void.
13.    MISCELLANEOUS.
13.1    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a "Notice") shall be in writing and addressed as follows:
Notice to the Company:
Stephen G. Schmitz
Chief Executive Officer
American Residential Properties, Inc.
7047 E. Greenway Parkway, Suite 350
Scottsdale, Arizona 85254

With a copy to:

Patricia B. Dietz
General Counsel
American Residential Properties, Inc.
7047 E. Greenway Parkway, Suite 350
Scottsdale, Arizona 85254

Notice to You:
Redcoat Real Estate, LLC
Christopher J. Byce

With a copy to:

Rachael Lee Zichella
Scott G. Blews
Taylor English Duma LLP
1600 Parkwood Circle, Suite 400
Atlanta, Georgia 30339
All notices under this Agreement must be given in writing by overnight delivery or e-mail at the addresses indicated in this Agreement or any other address designated in writing by either party. Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.
13.2    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
13.3    Modifications. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.
13.4    Governing Law and Forum for Disputes. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in Fulton County, Georgia in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.
13.5    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

13.6    Multiple Counterparts. This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.
If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

[SIGNATURE BLOCK APPEARS ON NEXT PAGE]

Very truly yours,

AMERICAN RESIDENTIAL PROPERTIES, INC.

By: /s/ Laurie A. Hawkes
Name: Laurie A. Hawkes
Title: President and COO
Date: August 19, 2015

ACCEPTED AND AGREED:

REDCOAT REAL ESTATE, LLC

By: /s/ Christopher J. Byce
Name: Christopher J. Byce
Date: August 19, 2015